OPINION OF THE LAW OFFICES OF DAVIS & ASSOCIATES

Exhibit 5.1

DAVIS & ASSOCIATES

PO BOX 12009
MARINA DEL REY, CA 90295

April 17,  2012

INSYNERGY PRODUCTS, INC..

4705 Laurel Canyon Blvd.

Suite 205

Studio City, CA 91604

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for INSYNERGY PRODUCTS, INC.., a  Nevada  corporation (the “Company”), in connection with the Registration Statement on Form S-1 relating to the registration under the Securities Act of 1933 (the “Act”) of  shares o f  2,154,130 common stock, par value $.001 per share (the “Common Stock”), of the Company, all of which  are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”). (Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and non-assessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Nevada, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated there under.

Very truly yours,

/s/ Donald G. Davis

     Donald G. Davis

For Davis & Associates